Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-188995, 333-167530, 333-165782, 333-158108, 333-151335, 333-141989, 333-135147, 333-123820 and 333-114051 on Form S-8 of our report dated March 11, 2015, relating to the consolidated financial statements of Ultra Clean Holdings, Inc. and subsidiaries (the “Company”), with respect to the consolidated balance sheet as of December 26, 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 26, 2014, which appear in this Annual Report on Form 10-K of the Company for the year ended December 25, 2015.

/s/ Deloitte & Touche LLP

San Jose, California

March 9, 2016